Floor & Decor Holdings, Inc. Announces First Quarter Fiscal 2022 Financial Results
•Net sales increased 31.5% from the first quarter of fiscal 2021 to $1,028.7 million.
•Comparable store sales increased 14.3% from the first quarter of fiscal 2021.
•Diluted earnings per share (“EPS”) decreased 7.0% to $0.66 from $0.71 in the first quarter of fiscal 2021; Adjusted diluted EPS* decreased 1.5% to $0.67 from $0.68 in the first quarter of fiscal 2021.
ATLANTA--(BUSINESS WIRE)--May 5, 2022--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces its financial results for the first quarter of fiscal 2022, which ended March 31, 2022.
Tom Taylor, Chief Executive Officer, stated, “We entered fiscal 2022 with good momentum in our business and are pleased to deliver first-quarter sales and earnings that exceed expectations, especially considering our record sales and earnings last year. The strong first-quarter performance directly results from our store, commercial, and support teams successfully executing our growth strategies in a dynamic and challenging industry-wide operating environment. We believe that our competitive moat from a product, price, and access to inventory standpoint has never been stronger, giving us added confidence in our ability to continue to grow our market share despite a wide range of macro-economic challenges.”
Mr. Taylor continued, “We opened six new warehouse-format stores in the first quarter, including our first store in Portland, Oregon and fourth store on Long Island in Garden City, New York, and are pleased with their early performance. We also opened three design studios in the first quarter. We remain on plan to open nine warehouse-format stores in the second quarter and 32 total warehouse-format stores in fiscal 2022. We project a path towards operating at least 500 warehouse-format stores over time, implying we would be only 38% built out by the end of fiscal 2022.”
Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.
For the Thirteen Weeks Ended March 31, 2022
•Net sales increased 31.5% to $1,028.7 million from $782.5 million in the first quarter of fiscal 2021.
•Comparable store sales increased 14.3%.
•We opened six new warehouse stores and three design studios during the first quarter of fiscal 2022, ending the quarter with 166 warehouse stores and five design studios.
•Operating income decreased 2.1% to $94.0 million from $95.9 million in the first quarter of fiscal 2021. Operating margin decreased 320 basis points to 9.1%.
•Net income decreased 6.4% to $71.0 million compared to $75.8 million in the first quarter of fiscal 2021. Diluted EPS was $0.66 compared to $0.71 in the first quarter of fiscal 2021, a decrease of 7.0%.
•Adjusted net income* decreased 1.5% to $71.6 million compared to $72.7 million in the first quarter of fiscal 2021. Adjusted diluted EPS* was $0.67 compared to $0.68 in the first quarter of fiscal 2021, a decrease of 1.5%.
•Adjusted EBITDA* increased 6.8% to $135.8 million compared to $127.1 million in the first quarter of fiscal 2021.
*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

The COVID-19 Pandemic Impact on Floor & Decor's Business
We continue to monitor the impact of the COVID-19 pandemic on our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the COVID-19 pandemic on our business cannot be reasonably estimated at this time. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend on future developments, including the duration of the COVID-19 pandemic, the success of vaccination programs, the spread of COVID-19 within the markets in which we operate, the impact to countries from which we source inventory, fixed assets, and other supplies, the effect of the pandemic on consumer confidence and spending, and actions taken by government entities in response to the pandemic, all of which are highly uncertain.
Reaffirmed Outlook for the Fiscal Year Ending December 29, 2022:
•Net sales of approximately $4,285 to $4,375 million
•Comparable store sales growth of approximately 10.5% to 13.0%
•Diluted EPS to be in the range of $2.75 to $3.00
•Adjusted EBITDA in the range of $575 million to $610 million
•Depreciation and amortization expense of approximately $151 million
•Interest expense, net of approximately $7 million
•Tax rate of approximately 24%, excluding tax benefits resulting from stock option exercises and the vesting of restricted stock and restricted stock units
•Diluted weighted average shares outstanding of approximately 108.4 million shares
•Open 32 new warehouse-format stores and four small design studios
•Capital expenditures in the range of approximately $550 million to $590 million
Conference Call Details
A conference call to discuss the first quarter fiscal 2022 financial results is scheduled for today, May 5, 2022, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13728341. The replay will be available until May 12, 2022.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 166 warehouse-format stores and five design studios across 34 states at the end of the first quarter of fiscal 2022. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative accessories and wall tile, installation materials, and adjacent categories at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan Surfaces, LLC ("Spartan") subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation.
Non-GAAP Financial Measures
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, distribution center relocation expenses, fair value adjustments related to contingent earn-out liabilities, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except for per share data)
(Unaudited)

	Thirteen Weeks Ended
	March 31, 2022		April 1, 2021		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$1,028,734	100.0%	$782,537	100.0%	31.5%
Cost of sales	620,676	60.3	445,604	56.9	39.3
Gross profit	408,058	39.7	336,933	43.1	21.1
Operating expenses:
Selling and store operating	249,500	24.3	189,946	24.3	31.4
General and administrative	54,645	5.3	44,041	5.6	24.1
Pre-opening	9,941	1.0	6,997	0.9	42.1
Total operating expenses	314,086	30.5	240,984	30.8	30.3
Operating income	93,972	9.1	95,949	12.3	(2.1)
Interest expense, net	1,162	0.1	1,388	0.2	(16.3)
Income before income taxes	92,810	9.0	94,561	12.1	(1.9)
Provision for income taxes	21,859	2.1	18,765	2.4	16.5
Net income	$70,951	6.9%	$75,796	9.7%	(6.4)%
Basic weighted average shares outstanding	105,398		104,073
Diluted weighted average shares outstanding	107,539		107,099
Basic earnings per share	$0.67		$0.73		(8.2)%
Diluted earnings per share	$0.66		$0.71		(7.0)%

Consolidated Balance Sheets
(In thousands, except for share and per share data)
(Unaudited)

	As of March 31, 2022	As of December 30, 2021
Assets
Current assets:
Cash and cash equivalents	$31,828	$139,444
Income taxes receivable	—	3,507
Receivables, net	97,754	81,463
Inventories, net	1,149,531	1,008,151
Prepaid expenses and other current assets	43,368	40,780
Total current assets	1,322,481	1,273,345
Fixed assets, net	1,007,942	929,083
Right-of-use assets	1,136,515	1,103,750
Intangible assets, net	151,798	151,935
Goodwill	255,473	255,473
Deferred income tax assets, net	8,999	9,832
Other assets	10,179	7,277
Total long-term assets	2,570,906	2,457,350
Total assets	$3,893,387	$3,730,695
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loans	$1,577	$2,103
Current portion of lease liabilities	109,670	104,602
Trade accounts payable	688,488	661,883
Accrued expenses and other current liabilities	254,753	248,935
Income taxes payable	16,809	—
Deferred revenue	22,021	14,492
Total current liabilities	1,093,318	1,032,015
Term loans	195,660	195,762
Lease liabilities	1,151,952	1,120,990
Deferred income tax liabilities, net	40,821	40,958
Other liabilities	9,219	17,771
Total long-term liabilities	1,397,652	1,375,481
Total liabilities	2,490,970	2,407,496
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2022 and December 30, 2021	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 105,842,162 shares issued and outstanding at March 31, 2022 and 105,760,650 issued and outstanding at December 30, 2021	106	106
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2022 and December 30, 2021	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2022 and December 30, 2021	—	—
Additional paid-in capital	457,045	450,332
Accumulated other comprehensive income, net	2,089	535
Retained earnings	943,177	872,226
Total stockholders’ equity	1,402,417	1,323,199
Total liabilities and stockholders’ equity	$3,893,387	$3,730,695

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	March 31, 2022	April 01, 2021
Operating activities
Net income	$70,951	$75,796
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	34,613	26,415
Stock-based compensation expense	5,980	4,734
Change in fair value of contingent earn-out liabilities	364	—
Deferred income taxes	237	4,459
Interest cap derivative contracts	29	84
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables, net	(16,291)	(9,575)
Inventories, net	(141,363)	46,351
Trade accounts payable	27,661	(13,376)
Accrued expenses and other current liabilities	(3,969)	(16,204)
Income taxes	19,842	1,244
Deferred revenue	7,529	5,544
Other, net	(8,916)	(24,476)
Net cash (used in) provided by operating activities	(3,333)	100,996
Investing activities
Purchases of fixed assets	(100,904)	(45,876)
Acquisition, net of cash acquired	(490)	—
Net cash used in investing activities	(101,394)	(45,876)
Financing activities
Proceeds from term loans	—	65,000
Payments on term loans	(1,051)	(75,151)
Payments of contingent earn-out consideration	(2,571)	—
Proceeds from exercise of stock options	577	2,383
Proceeds from employee stock purchase plan	1,963	1,302
Debt issuance costs	—	(1,409)
Tax payments for stock-based compensation awards	(1,807)	(966)
Net cash used in financing activities	(2,889)	(8,841)
Net (decrease) increase in cash and cash equivalents	(107,616)	46,279
Cash and cash equivalents, beginning of the period	139,444	307,772
Cash and cash equivalents, end of the period	$31,828	$354,051
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$61,180	$53,758
Cash paid for interest, net of capitalized interest	$1,099	$1,376
Cash paid for income taxes, net of refunds	$1,763	$13,055
Fixed assets accrued at the end of the period	$104,230	$46,275

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except EPS)
(Unaudited)
Adjusted net income and Adjusted diluted EPS

	Thirteen Weeks Ended
	March 31, 2022	April 1, 2021
Net income (GAAP):	$70,951	$75,796
Distribution center relocation (a)	1,341	480
Contingent earn-out liabilities fair value adjustment (b)	364	—
Tariff refund adjustments (c)	(67)	(72)
COVID-19 costs (d)	—	216
Debt modification expense (e)	—	171
Tax benefit of stock-based compensation awards (f)	(558)	(3,672)
Tax impact of adjustments to net income (g)	(400)	(192)
Adjusted net income	$71,631	$72,727
Diluted weighted average shares outstanding	107,539	107,099
Adjusted diluted EPS	$0.67	$0.68
(a)Represents amounts related to our Houston distribution center relocation that was completed in the first quarter of fiscal 2022.
(b)Reflects remeasurement charges due to changes in the fair value of contingent earn-out liabilities.
(c)Represents adjustments to estimated tariff refund receivables.
(d)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(e)Represents legal fees incurred in connection with amendments to the senior secured term loan credit facility.
(f)Tax benefit resulting from stock option exercises and the vesting of restricted stock and restricted stock units.
(g)Tax adjustments for pre-tax adjustments above.

EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	March 31, 2022	April 1, 2021
Net income (GAAP):	$70,951	$75,796
Depreciation and amortization (a)	34,120	25,520
Interest expense, net	1,162	1,388
Income tax expense	21,859	18,765
EBITDA	128,092	121,469
Stock-based compensation expense (b)	5,980	4,734
COVID-19 costs (c)	—	216
Other (d)	1,705	656
Adjusted EBITDA	$135,777	$127,075
(a)Excludes amortization of deferred financing costs, which is included as part of interest expense, net in the table above.
(b)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(c)Amounts are comprised of sanitation, personal protective equipment, and other costs directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(d)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the thirteen weeks ended March 31, 2022 primarily relate to expenses for our Houston distribution center relocation that was completed during the quarter and changes in the fair value of contingent earn-out liabilities. Amounts for the thirteen weeks ended April 1, 2021 primarily relate to relocation expenses for our Houston distribution center and legal fees associated with the February 2021 amendment to our senior secured term loan credit facility.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, expectations related to our acquisition of Spartan Surfaces, Inc. (“Spartan”), business strategy and plans, objectives of management for future operations, and the impact of the coronavirus (COVID-19) pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, (1) an overall decline in the health of the economy, the hard surface flooring industry, consumer confidence and spending and the housing market, including as a result of rising inflation or interest rates or the COVID-19 pandemic, (2) an economic recession or depression, (3) global inflationary pressures on raw materials could cause our vendors to seek further price increases on the products we sell, (4) our failure to successfully anticipate consumer preferences and demand, (5) our inability to manage our growth, (6) our inability to manage costs and risks relating to new store openings, (7) our inability to find available locations for our stores on terms acceptable to us, (8) any disruption in our distribution capabilities, including from difficulties operating our distribution centers, (9) any disruption in our supply chain, including carrier capacity constraints, higher shipping prices and other supply chain costs or product shortages, (10) our failure to execute our business strategy effectively and deliver value to our customers, (11) our inability to find, train and retain key personnel, (12) the resignation, incapacitation or death of any key personnel, (13) the inability to staff our stores and distribution centers sufficiently, including for reasons due to the COVID-19 pandemic and other impacts of the COVID-19 pandemic, (14) a pandemic, such as COVID-19, or other natural disaster or unexpected event, and its impacts on our suppliers, customers, employees, lenders, operations, including our ability to operate our distribution centers and stores or on the credit markets or our future financial and operating results, (15) our dependence on foreign imports for the products we sell, which may include the impact of tariffs and other duties, (16) geopolitical risks, such as the recent military conflict in the Ukraine, that impact our ability to import from foreign suppliers or raise our costs, (17) any restrictions, regulations, blocks or changes in the use of “cookie” tracking technologies could cause cookies to become less reliable or acceptable as a means of tracking consumer behavior, which could cause the amount of accuracy of internet user information we collect to decrease, which could harm our business and operating results, (18) violations of laws and regulations applicable to us or our suppliers, (19) our failure to adequately protect against security breaches involving our information technology systems and customer information, (20) suppliers may sell similar or identical products to our competitors, (21) competition from other stores and internet-based competition, (22) increases in commodity, material, transportation and energy costs, including the impact such increases could have on the cost of goods sold, (23) impact of acquired companies, including Spartan, (24) our inability to manage our inventory obsolescence, shrinkage and damage, (25) our inability to maintain sufficient levels of cash flow or liquidity to meet growth expectations, (26) our inability to obtain merchandise on a timely basis at prices acceptable to us and (27) restrictions imposed by our indebtedness on our current and future operations. Additional information concerning these and other factors are described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2021 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022 (the “Annual Report”) and elsewhere in the Annual Report, and those described in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 (the “10-Q”) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.

Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com